CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
K-Care Nutritional Products Inc.

We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated March 6, 2007, relating to the financial statements of K-Care Nutritional Products Inc. as of October 31, 2006, and for the periods from May 8, 2006 (inception) to October 31, 2006. We also consent to the reference to our firm under the caption "Experts".

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

March 12, 2007

Registered Public Company Accounting Oversight Board American Institute of Certified Public Accountants, SEC Practice Section Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042 (713) 266-0530 – voice | (713) 266-1815 – fax | www.malone-bailey.com